UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 13, 2011

SOLITARIO EXPLORATION & ROYALTY CORP.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	001-32978 (Commission File Number)	84-1285791 (I.R.S. Employer Identification No.)

4251 Kipling Street, Suite 390
Wheat Ridge, CO 80033
(Address of principal executive offices)

Registrant’s telephone number, including area code:	(303) 534-1030

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On April 13, 2011, Solitario Exploration & Royalty Corp. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Roth Capital Partners, LLC (the “Underwriter”) pursuant to which the Company agreed to issue and sell, and the Underwriter agreed to purchase, an aggregate of 3,400,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Offering”).  The public offering price is $2.50 per Share. The Underwriter will receive discounts and commissions of $0.15 per Share.  The Company expects to receive gross proceeds of approximately $8.5 million from the Offering, before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, and net proceeds, after deducting such discounts and expenses, of approximately $7.8 million.  Pursuant to the terms of the Underwriting Agreement, the Company granted the Underwriter a 30-day option to purchase an additional 510,000 Shares to cover over-allotments, if any.

The Offering is being made pursuant to the Company’s existing shelf registration statement on Form S-3 (File No. 333-172929), as amended (the “Registration Statement”), which was filed with the Securities and Exchange Commission (the “Commission”) on March 18, 2011 and declared effective by the Commission on March 29, 2011 and is described in more detail in a prospectus supplement dated April 13, 2011 and an accompanying base prospectus dated March 29, 2011. Closing of the issuance and sale of the Shares is scheduled for April 18, 2011 subject to the satisfaction of customary closing conditions.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, and customary conditions, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

The Underwriting Agreement has been attached hereto as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

A copy of the opinion of Hensley Kim & Holzer, LLC relating to the legality of the issuance and sale of the Shares in the Offering is attached as Exhibit 5.1 hereto. A copy of the Underwriting Agreement is filed herewith as Exhibit 1.1 and incorporated into this Item 1.01 by reference.  The foregoing description of the Offering by the Company and the documentation related thereto does not purport to be complete and is qualified in its entirety by reference to such Exhibit.

ITEM 8.01	Other Events

      Reference is made to the description of the Offering in Item 1.01. The Company agreed in the Underwriting Agreement, and the Company’s officers and directors have agreed with the Underwriter, subject to certain exceptions, not to offer and sell any shares of its common stock or securities convertible into or exercisable or exchangeable for shares of its common stock for a period of ninety (90) days following the Offering without the written consent of the Underwriter. However, the Company may issue securities (i) upon the exercise of certain options, warrants or other exchange rights as disclosed as outstanding in the Registration Statement, (ii) pursuant to its employee benefit and compensation plans and (iii) in connection with strategic alliances involving the Company and in other cases as specified in the Underwriting Agreement.

      On April 12, 2011, the Company issued a press release announcing the Offering. On April 13, 2011, the Company issued a press release announcing the pricing of the Offering. Copies of the press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and are each incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS
Exhibits	Exhibit Description
1.1	Underwriting Agreement, dated April 13, 2011, by and between the Company and Roth Capital Partners, LLC

5.1	Opinion of Hensley Kim & Holzer, LLC

99.1	Press Release of Solitario Exploration & Royalty Corp. dated April 12, 2011

99.2	Press Release of Solitario Exploration & Royalty Corp. dated April 13, 2011

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

April 14, 2011

Solitario Exploration & Royalty Corp.

By:	/s/ James R. Maronick
James R. Maronick, Chief Financial Officer

EXHIBIT INDEX

Exhibits	Exhibit Description
1.1	Underwriting Agreement, dated April 13, 2011, by and between the Company and Roth Capital Partners, LLC

5.1	Opinion of Hensley Kim & Holzer, LLC

99.1	Press Release of Solitario Exploration & Royalty Corp. dated April 12, 2011

99.2	Press Release of Solitario Exploration & Royalty Corp. dated April 13, 2011